EXHIBIT 10.6

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (the "Amendment") is effective as of February 16, 2013 (the "Effective Date"), by and between REMY INTERNATIONAL, INC., a Delaware corporation (the "Company"), and EDWARD NEIHEISEL (the "Employee") and amends that certain Amended and Restated Employment Agreement dated as of March 16, 2011 (the “Agreement”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.The first sentence of Section 3 of the Agreement is deleted and the following is inserted in lieu thereof: “The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2015 or if earlier pursuant to Section 8 (including any extensions as provided in this Section 3, the “Employment Term”).”
2.The first sentence of Section 4 of the agreement is deleted and the following is inserted in lieu thereof: “Salary. During the Employment Term, the Company shall pay the employee a base salary at an annual rate, before deducting all applicable withholdings, of no less than three hundred thousand ($300,000) per year, payable at the time and in the manner dictated by the Company’s standard payroll policies.”
3.Section 9(a)(iii) of the Agreement is deleted and the following is inserted in lieu thereof: “the Company shall pay the Employee, no later than the sixtieth (60th) calendar day after the Date of Termination, a lump-sum payment equal to 100% of the sum of (A) the Employee’s Annual Base Salary in effect immediately prior to the Date of Termination (disregarding any reduction in Annual Base Salary to which the Employee did not expressly consent in writing); and (B) the target Annual Bonus for the year of termination.”
4.Section 9(a)(v) of the Agreement is added as follows: “all stock option, restricted stock and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable, as the case may be, unless the equity incentive awards are based upon satisfaction of performance criteria (not based solely on the passage of time); in which case, such equity awards shall not be forfeited as a result of such termination and otherwise will vest pursuant to their express terms, provided, however, that any such equity awards that are vested pursuant to this provision and that constitute a non-qualified deferred compensation arrangement within the meaning of Code Section 409A shall be paid or settled on the earliest date coinciding with or following the Date of Termination that does not result in a violation of or penalties under Section 409A.”
5.The last sentence of Section 13(b) (related to an exception to the non-compete if an employee is terminated by the Company without Cause) is deleted.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first set forth above.
REMY INTERNATIONAL, INC.

By:	/s/ Shawn Pallagi	/s/ Edward J. Neiheisel
Name:	Shawn Pallagi	Edward J. Neiheisel
Title:	Senior Vice President and Chief Human Resources Officer

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